                                                                   Exhibit 23.2





Consent of Independent Auditors




The Administrative Committee
The Gillette Company Global Employee Stock Ownership Plan:


We consent to the incorporation by reference in the registration statement No. 33-52465 on Form S-8 of The Gillette Company Global Employee Stock Ownership Plan of our report dated March 22, 1996, relating to the statements of net assets available for plan benefits of The Gillette Company Global Employee Stock Ownership Plan as of December 31, 1995 and 1994 and the related statements of changes in net assets available for plan benefits for the year ended December 31, 1995 and the seven months ended December 31, 1994, which report appears in the December 31, 1995 annual report on Form 11-K of The Gillette Company Global Employee Stock Ownership Plan.




                                   KPMG Peat Marwick LLP






Boston, Massachusetts
March 29, 1996


Page